 Exhibit 5

 Nadine Rosin
Assistant Vice President, Legal
The Lincoln National Life Insurance Company
350 Church Street
Hartford, Connecticut 06103
Telephone: (860) 466-2832
Nadine.Rosin@lfg.com
VIA EDGAR

September 30, 2022

U.S. Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549-0506

Re: Opinion of Counsel
Registration Statement on Form S-3
Lincoln Level Advantage 2 SM B Share RILA
Lincoln Level Advantage 2 SM Advisory RILA
Lincoln Level Advantage 2 SM B Class RILA
Lincoln Level Advantage 2 SM Advisory Class RILA
Lincoln Level Advantage 2 SM Select RILA
Lincoln Level Advantage 2 SM Access RILA

Dear Sir or Madam:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.  In my opinion:

1.	The Lincoln National Life Insurance Company (the “Company”) is duly organized and existing under the laws of the State of Indiana Department of Insurance.

2.
The contracts covered by the above registration statement, and all post-effective amendments relating thereto, when delivered an when the first purchase payment made by an owner all in accordance with the prospectus included in the registration statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms.  Owners of the contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the contract and as referred to in the applicable prospectus.

I consent to the filing of this Opinion as an exhibit to the registration statement on Form S-3.

Sincerely,

/s/Nadine Rosin

Nadine Rosin
Assistant Vice President, Legal